Burnham Investors Trust

Secretary’s Certificate

I, Michael E. Barna, Secretary of the Burnham Investors Trust (the “Trust”), hereby certify on behalf of the Trust as follows:

1.
Submitted herewith is a copy of the most recent Fidelity Bond (the “Bond”) procured by the Trust, in the amount of $1,000,000 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.
Attached hereto as Exhibit A, is a copy of resolutions approving the form and amount of the Bond, unanimously adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust, at their meeting on August 14, 2008.

3.	The premium with respect to the Bond has been paid for the period from approximately July 1, 2008 to July 1, 2009.
4.	The Board of Trustees of the Trust satisfies the fund governance standards defined in Rule 0-1(a)(7) of the 1940 Act.

/s/ Michael E. Barna
Secretary of the Trust

Dated:  October 24, 2008

Exhibit A

Burnham Investors Trust

RESOLUTIONS

Adopted at the Meeting of
The Board of Trustees on
August 14, 2008

RESOLVED:
that it is the finding of the Trustees at this Meeting, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act of 1940, as amended), that the final form of the fidelity bond written by National Union Fire Insurance Company (the “Fidelity Bond”), in the amount of $1,000,000 is reasonable in form and amount, after having given due consideration to all matters deemed relevant; and

RESOLVED:	that the annual premium in the amount of $3,901.00 to be paid by the Trust under the Fidelity Bond be, and the same hereby is, ratified.